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                                 Lathrop & Gage L..C.
                                 2345 Grand Boulevard
                             Kansas City, Missouri 64108
                                    (816) 292-2000



                                    August 4, 1998



AMC Entertainment Inc.
106 West 14th Street
Kansas City, Missouri 64105

Gentlemen:


          We have acted as counsel for AMC Entertainment Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement (File No. 33-53529) on Form S-3 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 3,795,000 shares of Common Stock, 66 2/3 CENTS par value per share (the "Common Stock"), of the Company, including 495,000 shares subject to an over-allotment option granted to the underwriters, which shares are being sold by the Selling Stockholders, as defined in the Registration Statement.


          In connection therewith we have examined:

1. The resolutions of the Board of Directors of the Company, which resolutions authorize the preparation and filing of the Registration Statement and certain related transactions;

2.   The Registration Statement;

3.   The Restated and Amended Certificate of Incorporation of the Company; and

4.   The Bylaws of the Company, as amended.


          We also have made such other factual and legal investigations as we deemed necessary or appropriate in order to render the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of all photostatic documents and certified copies submitted to us as the original documents. We also have assumed the conversion by Mr.
Stanley H. Durwood, as trustee, pursuant to The Restated and Amended Certificate of Incorporation, of shares of the Company's Class B Stock into the requisite number of shares of Common Stock being sold by him under the Registration Statement. As to matters of fact, we have relied, to the extent we deem proper, upon the representations and certificates of officers of the Company and upon certain certificates of and telephone conversations with public officials. As to matters of law, our opinion is limited to matters relating to the laws of the State of Missouri and the United States and to the General Corporation Law of the State of Delaware.


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          Based solely on the foregoing, we are of the opinion that the shares of Common Stock being sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

          The opinion set forth in this letter is effective as of the date hereof. No expansion of our opinion may be made by implication or otherwise.
We express no opinion other than as herein expressly set forth. We do not undertake to advise you with respect to any matter within the scope of this letter which comes to our attention after the date of this letter and disclaim any responsibility to advise you of future changes of law or fact which may affect the above opinion. This letter is solely for your use in connection with the registration of the Common Stock and is not to be quoted from in whole or in part without the express written consent of this firm.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references made to this firm in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                              Very truly yours,



                              Lathrop & Gage, L.C.


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